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                                                                   EXHIBIT 12.1

                    Standard Pacific Corp. and Subsidiaries
                      Ratio of Earnings to Fixed Charges

                            (Dollars in thousands)

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
                                                                                        Year Ended December 31,
                                                                           ------------------------------------------------
                                                                             2002      2001      2000      1999      1998
                                                                           --------  --------  --------  --------  --------
Earnings:.................................................................
   Net income............................................................. $118,689  $111,065  $100,142  $ 68,030  $ 45,877
   Add:...................................................................
       Cash distributions of income from unconsolidated
         homebuilding joint ventures......................................   15,838    26,533     7,136     6,363     4,270
       Income taxes.......................................................   75,992    73,411    66,005    46,492    33,490
       Homebuilding interest expense......................................    5,489     4,158     3,599     1,519     1,168
       Expensing of previously capitalized interest included in cost
         of sales.........................................................   48,208    39,990    33,854    27,401    26,399
       Interest portion of rent expense...................................      400       400       400       400       400
       Extraordinary charge from early extinguishment of debt, net of
         income taxes.....................................................       --        --        --        --     1,328
   Less:..................................................................
       Income from unconsolidated homebuilding joint ventures.............  (27,616)  (26,675)  (16,478)   (6,201)   (4,158)
       Net gain (loss) from discontinued operations, net of income
         taxes............................................................       --        --        --      (459)      199
                                                                           --------  --------  --------  --------  --------
   Earnings............................................................... $237,000  $228,882  $194,658  $143,545  $108,973
                                                                           ========  ========  ========  ========  ========
Fixed charges:............................................................
   Homebuilding interest incurred......................................... $ 56,667  $ 49,478  $ 39,627  $ 35,151  $ 29,010
   Interest portion of rent expense.......................................      400       400       400       400       400
                                                                           --------  --------  --------  --------  --------
   Fixed Charges.......................................................... $ 57,067  $ 49,878  $ 40,027  $ 35,551  $ 29,410
                                                                           ========  ========  ========  ========  ========
Ratio of Earnings to Fixed Charges........................................      4.2       4.6       4.9       4.0       3.7
                                                                           ========  ========  ========  ========  ========
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